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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 4, 1998

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                                COACH USA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                0-28056                                76-0496471
   (STATE OR OTHER JURISDICTION OF            (COMMISSION FILE NUMBER)          (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)
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                            ONE RIVERWAY, SUITE 500
                           HOUSTON, TEXAS 77056-1903
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

                                 1-888-COACH-US
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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ITEM 5. OTHER EVENTS

        On May 4, 1998, Coach USA, Inc. ( the "Company" ) announced results for the three months ended March 31, 1998.

        Revenues increased 55% to $150.0 million for the first quarter of 1998 from $96.5 million in 1997. Income before extraordinary items increased 21% to $2.4 million in 1998 compared to pro forma income before extraordinary items of $2.0 million in 1997; diluted earnings per share rose to $0.11 for the period as compared to $0.09 for 1997. Basic earnings per share this quarter were $0.11 versus $0.08 in 1997.

        Increased revenues for the quarter resulted from both acquisitions and continued strong internal growth. Profitability increased as a result of implementation of the Company's operational and financial synergies. All earnings per share data presented above are reflected on a basic and diluted basis as calculated under the new accounting pronouncement SFAS 128.

        The Company is the largest provider of motorcoach tour and charter services and one of the largest providers of motorcoach commuter and transit services in the United States.

        This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of the Company and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with acquisitions, fluctuations in operating results because of acquisitions and variations in stock prices, changes in government regulations, competition, and risks of operations and growth of the newly acquired businesses.

                                 COACH USA, Inc.
                              Statements of Income
                For the three months ended March 31, 1998 & 1997
                    (Unaudited - in thousands except for EPS)

                                                          Three Months Ended
                                                      --------------------------
                                                       3/31/98        3/31/97(1)
                                                      ---------       ----------
Revenues ......................................       $ 149,983        $ 96,532
Operating Expenses ............................         117,980          76,959
   Gross Profit ...............................          32,003          19,573
S,G, & A Expenses .............................          18,814          11,367
Amortization ..................................           1,439             526
Merger costs - poolings (2) ...................               0             139
   Operating Income ...........................          11,750           7,541
Interest and Other Expenses ...................           7,745           4,199
   Income Before Provision for Income Taxes ...           4,005           3,342
Provision for Income Taxes ....................           1,562           1,456
   Income before extraordinary items ..........           2,443           1,886
Extraordinary items (net of income taxes) .....             (88)           (119)
   Net income .................................       $   2,355        $  1,767
Weighted Average Shares - Basic ...............          22,024          20,903
Weighted Average Shares - Diluted .............          22,623          21,337

EPS - Basic:
EPS ...........................................       $    0.11        $   0.08
EPS (before extraordinary items) ..............       $    0.11        $   0.09
EPS (2) .......................................       $    0.11        $   0.10

EPS - Diluted:
EPS ...........................................       $    0.10        $   0.08
EPS (before extraordinary items) ..............       $    0.11        $   0.09
EPS (2) .......................................       $    0.11        $   0.09

Depreciation ..................................       $   9,678        $  6,088
Amortization ..................................           1,439             526
EBITDA ........................................          22,867          14,294

        Note 1: Prior to the acquisitions, the pooled companies were managed as independent private companies. In conjunction with the acquisitions, certain stockholders of the pooled companies have agreed to reductions in salaries and benefits and have entered into employment agreements. Accordingly, the pro forma data for the three months ended March 31, 1997, includes an adjustment to present compensation at the level the stockholders agreed to receive subsequent to the acquisitions. In addition, the pro forma data presents the incremental provision for income taxes as if all entities had been subject to federal and state income taxes throughout the period.

        Note 2: The above pro forma net income for the three months ended March
31, 1997 includes non-recurring acquisition costs associated with certain poolings-of-interest transactions of $139. Excluding these costs, pro forma net income before extraordinary items would have been $2,026 for the three months ended March 31, 1997.

        Note 3: All earnings per share data presented above have been calculated in accordance with the new accounting pronouncement Statement of Financial
Accounting Standards No. 128. The diluted earnings per share data presented above reflects the dilutive effect, if any, of stock options, warrants and convertible subordinated notes which were outstanding during the periods presented.
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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          COACH USA, INC.
                                          By: /s/ DOUGLAS M. CERNY
                                                  DOUGLAS M. CERNY
                                                  SENIOR VICE PRESIDENT AND
                                                   GENERAL COUNSEL

Dated:  May 7, 1998